SHARE EXCHANGE AGREEMENT

     Agreement made and entered in multiple parts on this 15th day of April, 2002, by and between Digitran Systems, Incorporated a Delaware corporation ("DSI") c/o of Robert H. Jaffe & Associates, 8 Mountain Avenue, Springfield, New Jersey 07081 with the Estate of Loretta Trevers ("Trevers Estate") by and through Stuart Reeves, its Personal Representative, of P. 0. Box 540301, North Salt Lake City, Utah 84054 to complete the within share exchange as hereinafter described in Salt Lake County, State of Utah. Whenever both parties are collectively referred to in this Agreement, they shall be designated as the "Parties".

                            RECITALS:

     WHEREAS, DSI is a public entity and has a fully owned subsidiary known as Digitran Incorporated ("DI") which it would like to exchange with the Trevers Estate for an approximate 9% of the shares of Digitran Simulation Systems, Inc. ("DSSI");

     WHEREAS, DSSI is substantially owned by the Loretta Trevers Estate, which has agreed to convey approximately 9% or 90 shares of DSSI to DSJ in exchange for the 1,000 shares of DI. held by DSI;

     WHEREAS, as a result of the foregoing described share exchange transactions, DSI would own 9% ofDSSI being 90 shares and the Trevers Estate would own 100% of Digitran, Inc. shares, being 1,000 shares.

     NOW THEREFORE, the parties mutually agree and covenant as follows:

     Section 1.0. Consideration. This Agreement is fully and adequately supported by the share exchange described herein; and, independently, by the mutual covenants and undertakings set-out in this Agreement.

      Section 2.0. Share Transfers. Upon the terms and subject to conditions of this Agreement, and in accordance with the corporate law of the state of incorporation of each of the corporate entities where shares are being exchanged, the parties shall effect the following share transfers at closing;

      2.1 DSI will convey in fully negotiable form the 1,000 restricted shares of Digitran, Inc. currently held by it to the Trevers Estate, or to such individual or individual members of the Trevers Estate as shall be designated at closing in writing by the Personal Representative of such estate.
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      2.2   In exchange for the foregoing tender, and as a condition thereof at closing, the Trevers Estate shall deliver properly endorsed and fully negotiable restricted stock certificates for 90 shares of DSSI, constituting not less than 9% of the issued and outstanding shares of such corporation to and in the name of Digitran Systems, Inc.

Section 3.0. Closing.

      3.1 The closing for this share exchange shall occur on or before April 29, 2002 by the mutual tender to each Party by mail of the respective exchange shares at the address indicated below. If the actual exchange takes place after April 29, 2002, the Parties shall treat this transaction retroactively as if it has been closed on or before April 29, 2002.

      3.2 In the event that the exchanged shares do not facially appear to meet the requirements of this Agreement, the Parties shall notify each other in writing and both Parties shall then have ten business days in which to correct any deficiency in the tender of shares so that the closing may be completed. Failing the resolution within such time by the Parties, the Parties shall return the respective shares in the manner described in paragraph
            3.1 to each party tendering such shares for the closing purposes and deem that this Agreement was not closed and is fully rescinded and terminated.

      3.3 The Parties to this Agreement may mutually modify any date or term of closing as they shall mutually agree upon, provided that any such modification shall be memorialized in a writing and attached as an Addendum to this Agreement.

Section 4.0. Representations and Undertaking of the Parties:.

      4.1 Each Party represents and agrees that the share transfer described herein does not require any shareholder approval of the issuing entities as this exchange is deemed a private share transfer between individual shareholders.

      4.2 Each Party to this Agreement fully represents and asserts that they are intimately familiar with the management, business, accounting and related affairs of each of the corporate entities whose shares are being exchanged and have had access to and time to review all books, records and information concerning such entity and waive any requirement of further disclosure or due diligence. Further, each Party receiving shares represents that they are a sophisticated business investor as relates to the subject share exchanges and do not require any further securities disclosure or other information concerning the companies whose shares they are acquiring or disposing under the terms of this Exchange.
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      4.3   Each Party receiving shares understands and represents that the shares that they are receiving are restricted securities which have not been registered; that they are fully familiar with the terms and limitations applicable to restricted securities; that they have had an opportunity to discuss with their own counsel the nature of restricted securities; and that they are fully agreeable and accept the restricted securities being exchanged as part of this Agreement and do so without any commitment or representation of tradeability or registration rights as to such securities.

      4.4 Each Party hereto further agrees and recognizes that all of the entities involved other than Digitran Systems, Inc., are privately held corporations and do not have public markets and are not likely in the future to have public markets developed.

      4.5 All parties hereto recognize Stuart Reeves as the duly appointed and designated Personal Representative of the Estate of Loretta Trevers, deceased, and that he has full and exclusive capacity and power to exchange and convey shares issued in the name of Loretta Trevers or her estate, or any designated heir, and that he is doing so for and on behalf of the heirs of such estate and may act without specific further authorization, endorsement or writing from such heirs.

      4.6 It is further understood and agreed by all Parties to this Agreement that DI is a wholly owned subsidiary of DSI which has a negative net worth.

      4.7 All Parties to this Agreement represent that there are no liens, encumbrances, adverse claims of ownership or other rights or entitlements as to the stock being exchanged which would require consent, approval or release of any third Party for the conveyances of such shares in this exchange and represent and warrant title to such shares to the Party receiving the exchange shares from liens, or encumbrances and adverse claims.

      4.8 Each Party to this Agreement further warrants to all other Parties that there are no agreements, procedures, governmental approvals or any other requirements to be completed, to the best of their knowledge, for the closing and completion of the exchange of shares described by this Agreement and that such exchange does not require any further compliance with law or regulation.

      4.9 Each Party to this Agreement warrants and represents to the other Parties that they are not aware of any adverse claims, material legal or administrative proceedings, lawsuits or substantial accounting or business changes which would adversely affect any of the companies for which shares are being exchanged which has not been fully and completely disclosed to the other parties to this Agreement. Further, each Party further agrees that they will not engage in any actions or proceedings which would be adverse to the value or interest acquired by 'any other Party in the shares exchanged and will act with good faith to complete this exchange and to preserve value in such shares between the Parties, both before and after Closing.
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      4.10  Each Party represents that they are acquiring the shares exchanged for investment purpose only and not with a view to resell or distribution.

      4.11 No exchange of shares hereunder will violate any statute, rule or regulation or require the consent or participation of any other Party so far as known by any of the Parties to this share exchange.

     Section 5.0. Notices. Any notice or other communications required or permitted hereunder shall be given in writing and shall be delivered personally, sent by certified or registered mail or other equivalent proven means of delivery at the address set forth below

      If to Trevers Estate:

      Stuart Reeves, Personal Representative
      P.0. Box 540301
      North Salt Lake, UT 84054

     If to Digitran Systems, Inc.:

     c/o Scott Lybert, Secretary
     205 West 88008 South
     P.O. Box 91
     Paradise, UT 84320


      cc: Quentin R. Casperson
      80 Thomas Court
      Logan,UT 84321

      Section 6.0. Miscellaneous.

      6.1 Assignment. This Agreement and all provisions herewith shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under it shall be assigned by any of the Parties without the prior written consent of the other Party.

      6.2 Complete Agreement. This Agreement contains the entire understanding of the parties and the described related transactions and supersedes all prior arrangements or understandings with respect thereto, and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth in this Agreement.

      6.3   Modifications Amendments and Waivers. At any time prior to
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            Closing: (a) all parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement; and
            (b) any term or provision of this Agreement may be waived by written agreement of the Party which is entitled to the benefits thereof. Otherwise this writing shall not be amended or subject to parol evidence and is a final integrated Agreement.

      6.4 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement wilt remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

      6.5 Governing Law. This Agreement shall be governed by the laws of the State of Utah (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to, matters of validity, construction, effect and performance.

      6.6 Survival of Covenants. The covenants and undertaking of the Parties to this Agreement shall survive closing and remain binding upon the respective Party.

      6.7 Action at Law Equity. Should any term or provision of this Agreement be violated and an action brought for enforcement at law or at equity, the prevailing Party shall be entitled to all reasonable costs of court and attorney fees.

      6.8 Authorized Signatory. Each Party to this Agreement signing on behalf of a corporate entity represents that he has been fully and duly authorized to enter into and execute this Agreement pursuant to resolution of the governing board of such corporation and the individual Personal Representative signing this Agreement represents that he is acting for and within his capacity and charge as a Personal Representative of the Estate of Loretta Trevers.

LORETTA TREVERS ESTATE            DIGITRAN SYSTEMS, INC.


By:______________________________      By:____________________________
    Stuart Reeves                          Quentin Casperson
    Personal Representative                President
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